Filed Pursuant to Rule 433
Registration Statement No. 333-218604-2
October 6, 2017

October 2017 - Credit Suisse Market-Linked Notes

Please find the summary of the indicative terms for our October offerings below. All terms, including but not limited to the contingent coupon rate, upside participation rate, knock-in level, coupon barrier level, buffer amount, automatic redemption premium and fixed payment percentage, as applicable, are subject to change and will be determined on the Trade Date. Additionally, dates listed below are expected dates, which are subject to change due to market conditions. The sales concessions listed may only represent a portion of the total underwriting discounts and fees for an offering. Capitalized terms used herein shall have the meaning given to them in the applicable offering documents. Any payment on the securities is subject to Credit Suisse’s ability to pay its obligations as they become due. Each of these summaries of the indicative terms for our October offerings is a general description of the terms of such offering. Please see the applicable offering document at the links provided below. See “Selected Risk Considerations” in the applicable offering documents.

FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

Indications Due By 10/18/2017 4:00 PM EST

BROKERAGE OFFERINGS
INCOME/CASH FLOW ALTERNATIVES

3 Year SPDR® S&P® Biotech ETF and the Technology Select Sector SPDR® Fund Contingent Coupon Callable Yield Notes
Subject to Early Redemption, if a Coupon Barrier Event does not occur on an Observation Date, contingent coupons will be paid at a rate expected to be between 10.00% and 11.00% per annum* on the immediately following Contingent Coupon Payment Date. If Coupon Barrier Event occurs, no contingent coupon will be paid on the immediately following Contingent Coupon Payment Date. If a Knock-In Event occurs, the Redemption Amount at maturity will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If a Knock-In Event has not occurred, the Redemption Amount will equal the principal amount of securities held.
CUSIP	Underlying(s)	Knock-In Level	Coupon Barrier Level	Contingent Coupon Rate*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22550BKK8	SPDR® S&P® Biotech ETF and the Technology Select Sector SPDR® Fund	Approximately 70% of Initial Level; European Knock-In	Approximately 70% of Initial Level	[10.00-11.00]%	2.00%	U2329	U2329	10/20/17	10/27/17	10/27/20

3 Year Russell 2000® Index and the Euro Stoxx 50® Index Contingent Coupon Callable Yield Notes
Subject to Early Redemption, if a Coupon Barrier Event does not occur on an Observation Date, contingent coupons will be paid at a rate expected to be between 7.00% and 8.00% per annum* on the immediately following Contingent Coupon Payment Date. If Coupon Barrier Event occurs, no contingent coupon will be paid on the immediately following Contingent Coupon Payment Date. If a Knock-In Event occurs, the Redemption Amount at maturity will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If a Knock-In Event has not occurred, the Redemption Amount will equal the principal amount of securities held.
CUSIP	Underlying(s)	Knock-In Level	Coupon Barrier Level	Digital Coupon Rate*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22550BKH5	Russell 2000® Index and Euro Stoxx 50® Index	Approximately 70% of Initial Level; European Knock-In	Approximately 70% of Initial Level	[7.00-8.00]%	2.00%	U2327	U2327	10/20/17	10/27/17	10/27/20

GROWTH ALTERNATIVES

2 Year S&P 500® Index and the Russell 2000® Index Absolute Return Barrier Securities
If the Final Level of the Lowest Performing Underlying is greater than or equal to its Initial Level, investors will receive the principal amount of their investment plus a return based on the leveraged upside performance of the Lowest Performing Underlying. If the Final Level of the Lowest Performing Underlying is less than its Initial Level and a Knock-In Event has not occurred, investors will receive the principal amount of their securities multiplied by the sum of one plus the absolute value of the Underlying Return of the Lowest Performing Underlying. If the Final Level of the Lowest Performing Underlying is less than its Initial Level and a Knock-In Event occurs, investors will lose 1% of their principal for each 1% decline in the level of the Lowest Performing Underlying from its Initial Level to its Final Level.
CUSIP	Underlying(s)	Knock-In Level	Participation Rate*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22550BKT9	S&P 500® Index and Russell 2000® Index	Approximately 80% of Initial Level; European Knock-In	[100.00-103.00]%	2.00%	T1127	T1127	10/20/17	10/27/17	10/28/19

18 Month iShares® MSCI Emerging Markets ETF and the Euro Stoxx 50® Index Digital Barrier Notes
If the Final Level of the Lowest Performing Underlying is greater than its Knock-In Level, investors will receive a Redemption Amount that will equal the principal amount of the securities they hold multiplied by the sum of one plus the Fixed Payment Percentage, which is expected to be between 10.50% and 11.50%*. However, investors will not participate in any appreciation of the Underlyings beyond the Fixed Payment Percentage. If a Knock-In Event occurs, investors will lose 1% of their principal amount for each 1% decline in the level of the Lowest Performing Underlying from its Initial Level to its Final Level.
CUSIP	Underlying(s)	Knock-In Level	Digital Coupon Rate*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22550BKP7	iShares® MSCI Emerging Markets ETF and Euro Stoxx 50® Index	Approximately 75% of Initial Level; European Knock-In	[10.50-11.50]%	1.50%	T1125	T1125	10/20/17	10/27/17	4/30/19

6 Year S&P 500® Index and the Russell 2000® Index Digital Barrier Notes
If the Final Level of the Lowest Performing Underlying is greater than its Knock-In Level, investors will receive a Redemption Amount that will equal the principal amount of the securities they hold multiplied by the sum of one plus the Fixed Payment Percentage, which is expected to be between 44.00% and 49.00%*. However, investors will not participate in any appreciation of the Underlyings beyond the Fixed Payment Percentage. If a Knock-In Event occurs, investors will lose 1% of their principal amount for each 1% decline in the level of the Lowest Performing Underlying from its Initial Level to its Final Level.
CUSIP	Underlying(s)	Knock-In Level	Digital Coupon Rate*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22550BKV4	S&P 500® Index and Russell 2000® Index	Approximately 70% of Initial Level; European Knock-In	[44.00-49.00]%	3.25%	T1129	T1129	10/20/17	10/27/17	10/27/23

FEE BASED OFFERINGS
INCOME/CASH FLOW ALTERNATIVES

3 Year SPDR® S&P® Biotech ETF and the Technology Select Sector SPDR® Fund Contingent Coupon Callable Yield Notes
Subject to Early Redemption, if a Coupon Barrier Event does not occur on an Observation Date, contingent coupons will be paid at a rate expected to be between 12.00% and 13.00% per annum* on the immediately following Contingent Coupon Payment Date. If Coupon Barrier Event occurs, no contingent coupon will be paid on the immediately following Contingent Coupon Payment Date. If a Knock-In Event occurs, the Redemption Amount at maturity will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If a Knock-In Event has not occurred, the Redemption Amount will equal the principal amount of securities held.
CUSIP	Underlying(s)	Knock-In Level	Coupon Barrier Level	Contingent Coupon Rate*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22550BKL6	SPDR® S&P® Biotech ETF and the Technology Select Sector SPDR® Fund	Approximately 70% of Initial Level; European Knock-In	Approximately 70% of Initial Level	[12.00- 13.00]%	0.00%	U2330	U2330	10/20/17	10/27/17	10/27/20

3 Year Russell 2000® Index and the Euro Stoxx 50® Index Contingent Coupon Callable Yield Notes
Subject to Early Redemption, if a Coupon Barrier Event does not occur on an Observation Date, contingent coupons will be paid at a rate expected to be between 8.50% and 9.50% per annum* on the immediately following Contingent Coupon Payment Date. If Coupon Barrier Event occurs, no contingent coupon will be paid on the immediately following Contingent Coupon Payment Date. If a Knock-In Event occurs, the Redemption Amount at maturity will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If a Knock-In Event has not occurred, the Redemption Amount will equal the principal amount of securities held.
CUSIP	Underlying(s)	Knock-In Level	Coupon Barrier Level	Contingent Coupon Rate*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22550BKJ1	Russell 2000® Index and Euro Stoxx 50® Index	Approximately 70% of Initial Level; European Knock-In	Approximately 70% of Initial Level	[8.50-9.50]%	0.00%	U2328	U2328	10/20/17	10/27/17	10/27/20

GROWTH ALTERNATIVES

2 Year S&P 500® Index and the Russell 2000® Index Absolute Return Barrier Securities
If the Final Level of the Lowest Performing Underlying is greater than or equal to its Initial Level, investors will receive the principal amount of their investment plus a return based on the leveraged upside performance of the Lowest Performing Underlying. If the Final Level of the Lowest Performing Underlying is less than its Initial Level and a Knock-In Event has not occurred, investors will receive the principal amount of their securities multiplied by the sum of one plus the absolute value of the Underlying Return of the Lowest Performing Underlying. If the Final Level of the Lowest Performing Underlying is less than its Initial Level and a Knock-In Event occurs, investors will lose 1% of their principal for each 1% decline in the level of the Lowest Performing Underlying from its Initial Level to its Final Level.
CUSIP(s)	Underlying(s)	Knock-In Level	Participation Rate*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22550BKU6	S&P 500® Index and Russell 2000® Index	Approximately 80% of Initial Level; European Knock-In	[124.00-127.00]%	0.00%	T1128	T1128	10/20/17	10/27/17	10/28/19

18 Month iShares® MSCI Emerging Markets ETF and the Euro Stoxx 50® Index Digital Barrier Notes
If the Final Level of the Lowest Performing Underlying is greater than its Knock-In Level, investors will receive a Redemption Amount that will equal the principal amount of the securities they hold multiplied by the sum of one plus the Fixed Payment Percentage, which is expected to be between 12.50% and 13.50%*. However, investors will not participate in any appreciation of the Underlyings beyond the Fixed Payment Percentage. If a Knock-In Event occurs, investors will lose 1% of their principal amount for each 1% decline in the level of the Lowest Performing Underlying from its Initial Level to its Final Level.
CUSIP(s)	Underlying(s)	Knock-In Level	Digital Coupon Rate*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22550BKQ5	iShares® MSCI Emerging Markets ETF and Euro Stoxx 50® Index	Approximately 75% of Initial Level; European Knock-In	[12.50-13.50]%	0.00%	T1126	T1126	10/20/17	10/27/17	4/30/19

6 Year S&P 500® Index and the Russell 2000® Index Digital Barrier Notes
If the Final Level of the Lowest Performing Underlying is greater than its Knock-In Level, investors will receive a Redemption Amount that will equal the principal amount of the securities they hold multiplied by the sum of one plus the Fixed Payment Percentage, which is expected to be between 50.00% and 55.00%*. However, investors will not participate in any appreciation of the Underlyings beyond the Fixed Payment Percentage. If a Knock-In Event occurs, investors will lose 1% of their principal amount for each 1% decline in the level of the Lowest Performing Underlying from its Initial Level to its Final Level.
CUSIP(s)	Underlying(s)	Knock-In Level	Digital Coupon Rate*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22550BKW2	S&P 500® Index and Russell 2000® Index	Approximately 70% of Initial Level; European Knock-In	[50.00-55.00]%	0.00%	T1130	T1130	10/20/17	10/27/17	10/27/23

FOR BROKER-DEALER USE ONLY.  NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

*All terms, including but not limited to the contingent coupon rate, upside participation rate, knock-in level, coupon barrier level, buffer amount, automatic redemption premium and fixed payment percentage, as applicable, are subject to change and will be determined on the Trade Date. Additionally, dates listed are expected dates, which are subject to change due to market conditions. The sales concessions listed may only represent a portion of the total underwriting discounts and fees for an offering. Capitalized terms used herein shall have the meaning given to them in the applicable offering documents. Any payment on the securities is subject to Credit Suisse’s ability to pay its obligations as they become due. Each of these summaries of the indicative terms for our October offerings is a general description of the terms of such offering. Please see the applicable offering document at the links provided below. See “Selected Risk Considerations” in the applicable offering documents.

Credit Suisse AG (“Credit Suisse”) has filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, with respect to the offerings to which this structured product offering list relates. Before you invest, you should read the applicable Preliminary Pricing Supplement, the applicable Underlying Supplement, the applicable Product Supplement, the Prospectus Supplement and the Prospectus, to understand fully the terms of each offering of securities and other considerations that are important in making a decision about investing in any of the securities. If the terms described in the applicable Preliminary Pricing Supplement are inconsistent with those discussed herein, the terms described in the applicable Preliminary Pricing Supplement will control. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in the applicable offering will arrange to send you the applicable Preliminary Pricing Supplement, Underlying Supplement, Product Supplement, Prospectus Supplement and Prospectus if you request by calling toll-free 1-877-927-7335.